Exhibit 10.35


April 12, 2001


VIA E-MAIL


Mr. Jeffrey D. Wilson
TSET, Inc.
Two Centerpointe Drive, Suite 580
Lake Oswego, OR 97035

Dear Jeff:

        Over the past eight months, Rich Tusing and I have provided TSET and its subsidiaries tremendous value. During this time we have focused on ways to improve the long-term prospects and market value of TSET. Our efforts have culminated in the development and on-going execution of a detailed business plan for Kronos Air Technologies, the development of a comprehensive intellectual property strategy, the operating review and subsequent disposition of Atomic Soccer, the assumption of active operating roles in TSET and Kronos Air Technologies, among other things.

        Despite our efforts, TSET has not been able to full fill its financial obligations to us in a timely fashion. Therefore, I respectfully request that the stock option strike price under the consulting contracts for Daniel R. Dwight and Richard F. Tusing dated August 2, 2000 and the consulting contract for Dwight, Tusing & Associates dated January 1, 2001 be revised. The stock option exercise price should be set to the closing stock price of TSET on today, April 12, 2001.

        Please indicate your agreement with these contractual changes by printing, signing and dating this letter below. Copies should be provided to Richard Tusing and myself.

Best regards,
Daniel R. Dwight



/s/ Jeffrey D. Wilson                         4/12/01
--------------------------                  ------------
Jeffrey D. Wilson
Chairman and Chief Executive Officer


cc:     Richard F. Tusing


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